Contact:

At The Company:

Andrew J. Kandalepas

Tel:  847.925.1885

Fax: 847.925.1859

Andrew@wellnesscenterusa.com

FOR IMMEDIATE RELEASE

Wellness Center USA, Inc. Completes Psoria-Shield Inc. Acquisition

Psoria-Shield Inc. is now a Wholly Owned Subsidiary of Wellness Center USA, Inc.

SCHAUMBURG, IL, August 28, 2012 /PRNewswire/ - Wellness Center USA, Inc. (OTCQB: WCUI), a Schaumburg IL based healthcare and nutraceutical company, today reported the closing of its Psoria-Shield Inc. (PSI) acquisition. PSI is a Tampa, FL based developer and manufacturer of UltraViolet (UV) phototherapy devices for the treatment of skin diseases. PSI’s flagship product “Psoria-Light®”, is the first deep UV LED “Targeted Phototherapy” device to effectively treat Psoriasis, Eczema, Alopecia Areata, Vitiligo and other ultraviolet-treatable skin diseases affecting an estimated 11% of the world population.

Upon consummation of the Exchange Agreement, PSI became a wholly owned subsidiary of Wellness Center USA, Inc. PSI was acquired through a Share Exchange Transaction whereby all issued and outstanding shares of PSI were acquired in exchange for 7,686,797 shares of Wellness Center USA, Inc. common stock. PSI is a self-managed operating company led by its founder and CEO Mr. Scot Johnson. At the time of the closing, Mr. Johnson joined Wellness Center USA’s Board of Directors.

As with CNS-Wellness (CNS), Wellness Center USA’s earlier acquisition, PSI’s financial results shall be reported on a consolidated basis, by Wellness Center USA, Inc., starting from the August 24, 2012, the date of acquisition. PSI’s sales and marketing campaign is underway, with domestic device placements and signed international distribution agreements.

“With the acquisition of PSI, Wellness Center USA, Inc. now has two operating companies providing revenue through clinical services and product sales. Both businesses have empowered Wellness Center USA with cutting-edge intellectual property, and more importantly with highly talented industry leaders. This important acquisition marks an increase in value to our shareholders," says Andrew Kandalepas, CEO of Wellness Center USA, Inc.

“The closing with Wellness Center USA, Inc. falls on the expansion of our domestic and international sales program. Our sales and marketing promotion is being largely enhanced through the Wellness Center USA, Inc. network and its funding capabilities. Given how well our product has been received by device resellers and distributors, we welcome the assistance provided by Wellness Center USA, Inc. to support manufacturing needs as sales demand increases. Further, I look forward to working with Dr. William A. Lambos of CNS.  The synergy with CNS creates a new arena for joint development of medical devices utilizing CNS’s intellectual property.  Both through device sales and service revenue, we expect to be a major contributor in the Wellness Center USA, Inc. family”, comments Scot Johnson, President and CEO of PSI.

Psoria-Light® is an FDA cleared, CE marked, Class II Medical device, developed and produced at PSI’s FDA-registered manufacturing facility in Tampa, Florida, under its ISO 13485 certified quality system. The Psoria-Light platform is expandable, allowing the development of additional hand-pieces to treat a myriad of other dermatological disorders, utilizing light sources ranging from LED to Laser.

Psoria-Light® is the latest accomplishment of PSI’s medical engineering team, the same team which previously developed over 40 FDA cleared, Class II medical devices sold worldwide. Psoria-Light’s patent-pending emitter adapts deep UV LED technology jointly developed and utilized for photoelectron generation projects by Stanford University, NASA Ames Research Center, NASA Goddard Space Flight Center, the European Space Agency (ESA) and DARPA.  Today, Psoria-Light is recognized by the Space Foundation (spacefoundation.org) exclusively in their market as a Certified Space Technology for this achievement (http://www.spacecertification.org/certified-products/psoria-light).

About Wellness Center USA, Inc.  http://wellnesscenterusa.com/

Wellness Center USA, Inc. was created to address important healthcare and wellness needs; through break-through solutions, centered on the “well-being of the body and mind”. Wellness Center USA, Inc.’s three business units are:

AminoFactory (www.aminofactory.com), is an online market place for modern nutrition of vitamins and supplements. Its products are amino acid based, sold to the general public and sports minded enthusiasts. Current portfolio of products sold through aminofactory.com consists of: Beta Alamine, Acetyl L-Carnitine, Ajinomoto L-Leucine, Ajinomoto L-Glutamine, and Ajinomoto Instantized BCAA.

CNS-Wellness (www.cns-wellness.com), is a Tampa FL based cognitive science clinic business, specializing in the treatment of behavioral health disorders in at least three focus areas: a) stress related disorders including anxiety and panic attacks, depression, and obsessive-compulsive spectrum disorders, b) developmental and learning disorders such as autistic spectrum issues and Asperser’s syndrome, AD/HD, learning differences and birth trauma-related issues, and c) purely brain-based issues including epilepsy and seizure disorder, traumatic brain injuries, and related acquired brain syndromes.

Psoria-Shield Inc. (www.psoria-shield.com), is a Tampa FL based company specializing in design, manufacturing, and distribution of medical devices to domestic and international markets.  PSI employs full-time engineering, production, sales staff, and manufactures within an ISO 13485 certified quality system.  PSI’s flagship product, Psoria-Light®, is FDA-cleared and CE marked and delivers targeted UV phototherapy for the treatment of certain skin disorders.

Safe Harbor Statement:

Certain statements contained in this news release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding the proposed exchange transaction, the anticipated closing date of the transaction and anticipated future results following a closing of the transaction.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  While it is not possible to identify all factors, risks and uncertainties that might relate to, affect or arise from the proposed transaction, and which might cause actual results to differ materially from expected results, such factors, risks and uncertainties include delays in completing the transaction, difficulties in integrating operations following the transaction, difficulties in manufacturing and delivering products, potential market rejection of products or services, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the parties are engaged, changes in the securities markets and other factors, risks and uncertainties disclosed from time to time in documents that the Company files with the SEC.